Exhibit 10.48

AMENDED AND RESTATED

EXPEDIA, INC. /

TRX, INC.

SERVICE AGREEMENT

This Amended and Restated Service Agreement (the “Agreement”) is entered into by and between Expedia, Inc., a Washington corporation (“Expedia”), and TRX, Inc., a Georgia corporation (“TRX”) to be effective as of November 1, 2003 (“Effective Date”).

WHEREAS, TRX is a fully-appointed ARC/IATA full service travel agency engaged in the general business of arranging, planning, reserving, handling en route changes and ticketing of domestic and international passenger transportation, lodging, car rentals and other ancillary services;

WHEREAS, Expedia is a leading travel agency that provides travel services over the telephone and via the Internet under the name “Expedia,” (referred to herein as “Expedia Travel”) but such name may change from time to time and the term “Expedia Travel” as used herein shall be deemed to refer to all future versions of “Expedia Travel”, regardless of the name or distribution channel through which its services are offered and includes without limitation any and all additional, follow-on, successor or replacement versions of such service, provided that such service is owned by Expedia.

WHEREAS, Expedia has requested that TRX provide, and TRX has agreed to provide, certain travel fulfillment services and other services to the customers of Expedia Travel; and

WHEREAS, this Agreement amends and restates that certain Microsoft Corporation/ WorldTravel Partners Service Agreement, effective as of October 9, 1996, by and between Microsoft Corporation, a Washington corporation (“MS”), and WorldTravel Partners, L.P., a Georgia Limited Partnership (“WTP”), which was subsequently amended by that certain Amendment Number 1, effective as of January 1, 1999, by and between MS, and WorldTravel Technologies, L.L.C., a Georgia Limited Liability Company (“WTT”), which was further amended by that certain Amendment Number 2, effective as of July 1, 2000, by and between Expedia and TRX, and which was further amended by that certain Amendment Number 3, effective as of March 1,2001 by and between Expedia and TRX.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereby agree as follows:

1. TRX Services.

(a) TRX agrees to provide travel fulfillment, en route assistance, quality control and other services, including without limitation those identified in Exhibit A (the “Services”) to customers of Expedia Travel, on the terms and conditions provided herein in accordance with (i) Expedia standard customer service policies and procedures as detailed in documentation provided by Expedia to TRX (including, without limitation, Expedia policies set forth in Exhibit D ((the “Expedia Policies”)), which may be modified by Expedia from time to time in its sole discretion; and (ii) the performance requirements set forth in Exhibit B (“Service Process Requirements”). TRX shall have sixty (60) days from the date of its receipt of modifications to any of the foregoing document(s) to conform to modified requirements, as applicable. The parties have mutually prepared a procedures manual and will maintain such manual, setting forth detailed procedures to implement the Services.

(b) TRX may subcontract collection services to a third party so long as (i) Expedia, at its discretion, may elect at any time to assume responsibility for collection, (ii) TRX obtains Expedia’s prior consent for settlements of * and (iii) in the event the subcontracted collection services are not effective, TRX and Expedia shall discuss appropriate corrective steps. TRX may also select vendors to provide services relating to the Services so long as such vendors are not directly servicing customers of Expedia Travel. TRX shall remain fully responsible and accountable for the performance of its subcontractors and vendors. Unless otherwise expressly set forth in this Agreement, TRX will not otherwise subcontract any of its obligations hereunder without the prior written approval of Expedia.

(c) TRX agrees that it shall assign to Expedia Travel at least one person at the Druid Hills Facility who is qualified by ARC to perform management and/or ticketing functions (“ARC Qualifiers”). Such ARC Qualifiers shall be dedicated to providing only services for or on behalf of Expedia Travel, and shall not accept telephone calls or other communications or provide any services for any third party product(s) or service(s) without the express written consent of Expedia.

(d) Expedia shall maintain an ARC number or numbers solely for the provision of Services under this Agreement, which shall remain the property of Expedia in the event of termination or expiration of this Agreement. TRX agrees to use the ARC and BSP numbers assigned to Expedia or to TRX (including those numbers assigned to TRX “Doing Business As Expedia”) when providing the Services under this Agreement, and to charge the appropriate travel industry supplier the Expedia negotiated commission and/or transaction fee when booking reservations, as detailed in Exhibit A, with the exception of certain international itineraries as described in the following Section l(e). TRX agrees to deposit daily to the Expedia bank account all transaction fees and/or commissions earned and received on reservations made using the Expedia ARC and BSP numbers. If TRX or any of its agents, contractors or subcontractors utilize an ARC or BSP number assigned to TRX when booking a reservation for a customer who originally sought a reservation through Expedia Travel, all supplier transaction fees and/or commissions resulting there from shall be promptly transferred to the Expedia bank account.

(e) TRX agrees to provide travel fulfillment for travel involving international itineraries as described in Exhibit A. TRX will provide separate accounting for commissions earned on such transactions, as set forth in Exhibit F (“Reports”), and will deposit * of such commissions earned and received, within forty-eight (48) hours of receipt, to the Expedia bank account.

(f) TRX agrees to use its best efforts and most capable technical expertise to resolve customer complaints, meeting or exceeding the performance requirements as set

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forth in Exhibit B. In the event TRX is unable to resolve a problem, TRX may escalate the problem to Expedia-designated representative(s) in accordance with applicable procedures.

(g) TRX shall provide, maintain and staff a sufficient number of travel fulfillment facilities to provide the Services set forth in Exhibit A (the “Facilities”). Expedia will own the Expedia Travel toll-free number and any and all software and equipment provided by Expedia at the Facilities. TRX will install and maintain all of the software, hardware and telecommunications equipment at the Facilities except for any software, hardware and equipment provided and maintained by Expedia.

(i) It is understood that TRX will provide leasehold improvements, telecommunication systems, furniture and fixtures, and proprietary software (such as CoRRe™) and, as between the parties, this software and equipment will be owned by TRX.

(ii) TRX will maintain an Automatic Call Distribution (“ACD”) system capable of providing the information identified in Exhibit F to Expedia in a format designated by Expedia. If TRX changes its current ACD system or adds facilities, TRX will ensure that any such new ACD system is capable of providing the information set forth in Exhibit F. TRX shall provide Expedia with standard specifications and documentation from its ACD system with respect to the Services provided by TRX under this Agreement.

(iii) The parties acknowledge and agree that Expedia owns the Expedia Travel toll-free numbers, including but not limited to, 888EXPEDIA and 800EXPEDIA and the local Expedia Travel phone numbers.

(h) At Expedia’s discretion, with reasonable advance notice, Expedia reserves the right to make onsite visits to all sites where TRX provides the Services under this Agreement. In connection with such visits, TRX will provide to Expedia, as and when required by Expedia, access for a reasonable number of Expedia personnel to office premises at the sites equipped with standard office equipment as available to personnel of TRX in proximate offices, at no charge.

(i) TRX will ensure that all its employees and Expedia-permitted contractors and subcontractors performing any Services hereunder agree to undertake and successfully complete all training programs provided by Expedia with respect to the Services as Expedia in its sole discretion deems necessary to prepare TRX to provide the Services outlined in this Agreement. Training will be conducted at a mutually agreed upon facility where Expedia shall provide “train-the-trainer” training at no charge to TRX, except that all travel, accommodation and related expenses for TRX employees and employees of contractors or subcontractors shall be the responsibility of TRX, or such contractors or subcontractors, respectively. TRX acknowledges and agrees that as a result of Expedia providing “train-the-trainer” training, TRX shall be responsible for internal and ongoing training of its personnel after receiving initial “train-the-trainer” training. TRX will designate one (1) ongoing trainer. Expedia agrees to provide the necessary training materials, for limited duplication, upon request by TRX and following Expedia approval, to be used by TRX to provide training as required under the terms of this Agreement.

(j) TRX shall comply with all applicable reporting requirements by providing Expedia with the reports specified in Exhibit F, if any, and other information reasonably requested from time to time with respect to the Services performed. All Reports shall be complete and accurate. Each Report, whether in electronic or paper format, shall meet the standard Report requirements identified for the Report in Exhibit For as specifically requested by Expedia from time to time. TRX shall deliver each Report, and all supporting documentation therefore, within the time and date specified in Exhibit F or as reasonably requested by Expedia from time to time. TRX shall correct any errors in a Report within three (3) business days following Expedia’s notice specifying the item in respect of which an error may have occurred. Expedia shall provide reports to TRX as described in Exhibit F.

(k) Nothing contained in this Agreement shall give TRX or its agents or contractors, the right to use, modify, reproduce, distribute and/or publish any Expedia Travel customer records, including without limitation reservations, service records or customer complaints resolved by TRX during the fulfillment of TRX obligations hereunder, all of which shall be considered Confidential Information under Section 10 of this Agreement.

(l) TRX must maintain the previously provided documented disaster recovery plan, which sets forth the implementation and management of disaster recovery procedures. At a minimum, the disaster recovery plan shall include the following:

Recovery Plan:

Contact emergency services, as needed.

Contact EXPEDIA NOC and notify them of the nature of the problem, the estimated length of the problem and the estimated impact on service delivery.

Contact site and notify them of the same items as in #1 and #2, above

Contact Expedia Customer Service management via e-mail and voicemail and notify them of the same items as in #1 and #2, above

Work to estimate length and severity of problem to determine what level of response is needed.

(m) *

(n) The technology to be provided by TRX for purposes of this Agreement shall meet the requirements set forth by Expedia as provided from time to time. In the event that such communication methods or updated technology requirements cannot be met without a material increase in TRX’s costs, then Expedia shall be responsible for its pro-rata share of such increased costs (i.e., TRX is using the communication methods and technology to

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support other customers). In addition, in the event that Expedia obtains and provides TRX with software for use in connection with this Agreement, TRX hereby agrees to deploy such software and to make any changes necessary in equipment and hardware to utilize such software. Expedia agrees to reimburse TRX for any reasonable costs associated with the deployment and maintenance of such software.

(o) TRX grants to Expedia the rights set forth in Appendix 1 attached hereto.

(p) TRX will have the right to perform monthly maintenance on the software, hardware and telecommunications equipment at its facilities which it uses to perform the Services. The parties acknowledge that the Services may not be available during such maintenance period. The parties will mutually agree upon dates and times for the maintenance period, which shall not be more than four (4) hours per month and which shall occur between the hours of 12:01 a.m. ET and 7:59 a.m. ET.

2. Payment.

(a) Expedia shall be solely responsible for all Expedia Costs and Customer Charge-Backs as described in Exhibit C.

(b) Expedia agrees that it will request WorldSpan or any other GDS or vendor- specific reservation system used by Expedia to create travel reservations which are subsequently processed by TRX (“GDS/CRS Providers”) to make payments with respect to errors-made by GDS/CRS Providers system in connection with Tickets directly to TRX and will provide reasonable assistance to TRX (to the extent requested by TRX) to collect such amount directly from GDS/CRS Providers. If GDS/CRS Providers acknowledge the errors were made by their system in connection with Tickets, but in documentation submitted to TRX (and provided to Expedia) states that GDS/CRS Providers will not reimburse TRX the full amount for such errors because of separate financial or business arrangements with Expedia, then TRX shall invoice Expedia for such amounts within sixty (60) days after the end of the calendar year in which the GDS/CRS Providers payments were due.

(c) Expedia shall pay TRX the fees as set forth in Exhibit C of the Agreement subject to adjustments, deductions or credits to such amounts as provided for in this Agreement or any Exhibit hereto (the “Fees”). * The invoice shall include a statement setting forth the total number of calls handled that calendar month by TRX in connection with the Services and the applicable Fees and any applicable Expedia Costs or Customer Charge-Backs for which Expedia is responsible in accordance with Section 2(a) of the Agreement. The statement shall include information sufficient to discern how the Fees were calculated and shall be in a format to be provided by Expedia. Except for disputed amounts and amounts withheld in good faith by Expedia, Expedia shall pay the

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excess, if any, of the amount indicated in the invoice minus the Forecasted Fee within * after receipt of the invoice. In the event the Forecasted Fee is greater than the amount indicated in the invoice, then TRX shall pay Expedia the excess of the Forecasted Fee minus the amount indicated in the invoice within * after receipt of the invoice by Expedia. Late payments by either party shall accrue interest at a rate of one percent (1%) per month unless Expedia notifies TRX that Expedia disagrees with the calculation of the invoiced amount. In the event taxes are required by any U.S. (state or federal) or foreign government to be withheld on payments made hereunder by Expedia to TRX, Expedia may deduct such taxes from the amount owed TRX and pay them to the appropriate taxing authority. Expedia shall in turn promptly secure and deliver to TRX an official receipt for any taxes withheld that are owed by TRX. Expedia will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

(d) *

3. Ownership and License Grants.

(a) Use of Expedia Name. This Agreement does not constitute a trademark or service mark license. As of the Effective Date, Expedia shall be deemed to have granted TRX a non-exclusive, personal, non-transferable, non-assignable, royalty-free license to use the Expedia® name solely in conjunction with answering incoming calls from, making outbound callbacks to, and providing travel documents to Expedia Travel customers as necessary for providing Services pursuant to the terms of this Agreement. Such license grant shall remain in effect while this Agreement is in good standing, but shall expire at the expiration or earlier termination of this Agreement. Specific additional terms and conditions pertaining to this license grant are set forth in Exhibit G which is incorporated herein by this reference. TRX shall at no time in any forum identify itself as being an outsource provider for Expedia, except as approved in writing by Expedia.

(b) Customer Information. Except as otherwise provided herein, TRX acknowledges and agrees that the information acquired by TRX in connection with the provision of Services pursuant to this Agreement, including without limitation customer and prospect information, sales information, back office and general ledger data, customer travel reservation and itinerary information, and Expedia customer lists and updates (including customer names, addresses and telephone numbers) (collectively, “Customer Information”) shall be considered proprietary information of Expedia, including all Customer Information stored using TRX’s travel * and all right, title and interest in the Customer Information is owned by Expedia. TRX shall use such Customer Information only as necessary to perform the Services in accordance with this Agreement and shall maintain such Customer Information in strict confidence in accordance with the provisions of Section 10 hereof. Upon request from Expedia, TRX shall provide Expedia with any or all Customer Information in TRX’s possession. Upon termination or expiration of this Agreement, TRX shall within ten (10) days thereafter provide Expedia with all documents and materials containing Customer Information

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(including data stored or maintained in electronic format, whether or not created or stored using Travel Man), together with all other materials and property of Expedia, which are in its possession or under its control.

(c) Custom Tools. At the sole discretion of Expedia, Expedia may grant TRX a nonexclusive, personal, non-transferable, non-assignable, royalty-free license to access and use certain software tools (“Expedia User Management Tools”) developed or to be developed by Expedia and to be identified from time to time during the term of this Agreement solely for the purpose of assisting TRX in providing the Services to Expedia customers under this Agreement. Upon the expiration or termination of this Agreement, TRX’s license to use the Expedia User Management Tools will automatically terminate.

(d) Expedia Intellectual Property Rights. Expedia owns all right, title and interest in and to any software or other intellectual property it provides to TRX during the term of this Agreement, including without limitation any and all Expedia User Management Tools, and training materials. All software so provided shall be used by TRX in accordance with the terms of the End User License Agreement (“EULA”) accompanying the software, however, that notwithstanding any provision in a EULA to the contrary, TRX may not transfer any such software so provided.

(e) TRX Tools. Notwithstanding the foregoing, the parties hereby acknowledge and agree that, as between the parties, TRX shall be the owner of all software tools developed by TRX or licensed by TRX, as well as methods and techniques of doing business, including patents, trade secrets and other proprietary rights associated therewith (collectively, “TRX Tools”), during the term of this Agreement for use in providing the Services provided that TRX notifies Expedia of the existence of the same and also that Expedia agrees with TRX’s assertion in respect thereof (which agreement will not be unreasonably withheld or delayed). TRX will be responsible for maintenance and support of all of the TRX Tools.

4. Warranties.

(a) TRX warrants that:

(i) It possesses all necessary authority to enter into this Agreement, and that by so doing it does not violate any other agreements to which it is a party; and

(ii) The Services will be performed in a professional manner and shall conform in all material respects with the service requirements set forth in this Agreement including, without limitation, those set forth in Exhibits A and C. TRX shall not knowingly or negligently engage in hidden city ticketing, beyond point ticketing, cross-border ticketing and speculative or abusive bookings or other violations of any airlines’ Conditions of Carriage, tariffs and other rules and regulations. TRX shall not perform the Services so as to knowingly and negligently be the sole cause of Expedia incurring any loss of revenue or costs not contemplated by the nature of this Agreement. The breach of the warranty set forth in the previous sentence will not be the basis for Expedia terminating this Agreement; and

(iii) The Services will be performed by employees of TRX acting within the scope of their employment who have signed confidentiality agreements with TRX (with appropriate acknowledgments of confidentiality) substantially in the form attached as Exhibit I; and

(iv) In providing Services to Expedia Travel customers and any other persons or entities, TRX shall make no representations nor undertake any obligations on behalf of Expedia concerning the Services and/or any other Expedia products or services beyond those expressly made or undertaken by Expedia Travel and communicated to Expedia Travel customers on the Expedia Travel web site. TRX, including all of TRX’s employees and temporary employees, shall conform to all applicable laws and government rules and regulations. TRX assumes all responsibility for providing any training that may be required to ensure compliance with such legal requirements. TRX shall offer to Expedia Travel customers only those Services authorized by this Agreement, advising customers requesting other services that Expedia Travel does not provide such services, and then documenting and advising Expedia of all such requests; and

(v) Any and all software and materials TRX publishes or uses: in providing the Services under this Agreement do not and will not infringe any intellectual property rights owned by Expedia or any other person or entity including, but not limited to, any copyright, patent, trademark or trade secret; and

(vi) Except as otherwise provided in this Agreement, TRX will not reproduce, sell, publish, or in any manner commercially exploit the Expedia® name or any information or derivatives of information acquired in connection with its provision of Services or allow such reproduction, sale, publication or exploitation by any employee or person retained for the purpose of providing such services except as agreed to in writing by Expedia; and

(vii) Prior to the commencement of the work to be performed hereunder and throughout the entire performance by TRX, TRX shall procure and maintain insurance adequate to cover any and all liability which TRX may incur as a result of the performance of work included in this Agreement. Such insurance shall be in a form and with insurers acceptable to Expedia, and shall comply with the following minimum requirements:

(A) Commercial General Liability insurance of the Occurrence Form, with policy limits of not less than * combined single limit each occurrence for Bodily Injury and Property Damage combined, and * Personal and Advertising Injury Limit.

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(B) Professional Liability And Errors & Omissions Liability Insurance with policy limits of not less than * each claim with a deductible of not more than * Such insurance shall include coverage for infringement of proprietary rights of any third party, including without limitation copyright, trade secret and trademark infringement as related to TRX’s performance under this Agreement. Throughout the term of this Agreement, the Professional Liability And Errors & Omissions Liability Insurance retroactive coverage date will be no later than the Effective Date of this Agreement. Upon expiration or termination of this Agreement, TRX will maintain an extended reporting period providing that claims first made and reported to the insurance company within one year after the end of this Agreement will deemed to have been made during the policy period.

A copy of the certificate of insurance shall be included as Exhibit H. Failure by TRX to furnish certificates of insurance or failure by Expedia to request same shall not constitute a waiver by Expedia of any of the insurance requirements set forth herein. TRX shall notify Expedia in writing at least thirty (30) days advance if TRX’s insurance coverage is to be canceled or materially altered so as not to comply with the requirements of this section.

In the event of such failure on the part of TRX to provide the certificates as requested herein, and in the event of liability or expense incurred by Expedia as a result of such failure by TRX, TRX hereby agrees to indemnify Expedia for all liability and expense (including reasonable attorneys’ fees and expenses associated with establishing the right to indemnity) incurred by Expedia as a result of such failure by TRX; and

(viii) Individuals it places in contact with Expedia Travel Customer Information or Expedia Confidential Information shall not have been convicted of a felony as an adult or released from prison within the last seven (7) years.

(ix) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRX AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND (EXCEPT AS SET FORTH IN SECTION 7(c)) NON-INFRINGEMENT.

(b) Expedia warrants that:

(i) Any Expedia Tools supplied, and any services performed by Expedia pursuant to this Agreement will, respectively, conform substantially to the relevant product documentation and be performed in a professional manner.

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(ii) The Expedia User Management Tools do not and will not so infringe any intellectual property rights owned by any other person or entity including, but not limited to, any copyright, patent, trademark or trade secret to the extent that TRX will be required to refrain from using such tools (and Expedia will not be able to provide substitute technology which reasonably provides the same or similar functionality) with the overall result that TRX will not be able to reasonably perform the Services as intended herein; and

(iii) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXPEDIA AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND (EXCEPT AS SET FORTH IN SECTION 7(d)) NON-INFRINGEMENT.

5. Personnel.

(a) TRX personnel assigned to Expedia Travel shall be employees of TRX and not employees of Expedia and shall remain under the direction and control of TRX, subject to ARC or other regulatory requirements. These TRX personnel shall receive such salaries, compensation and benefits as TRX shall determine. TRX agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance and other benefits, and all salaries, benefits and other costs of such TRX personnel.

(b) Notwithstanding the foregoing, TRX personnel assigned to Expedia Travel shall adhere to Expedia quality control standards as set forth in Exhibit B and be qualified to run an ARC-approved travel agency office. An ARC Qualifier must be present at the Druid Hills Facility to provide Services for Expedia Travel.

(c) Expedia shall have the option to participate in any decisions regarding any assignment of TRX personnel to Expedia Travel. TRX acknowledges Expedia’s right to require immediate removal and prompt replacement of any TRX employee, or agent performing TRX’s obligations under this Agreement who engages in any conduct prohibited by law or inconsistent with Expedia policy as set forth in Exhibit D.

6. Non-Competition and Non-Solicitation.

(a) TRX personnel shall not target or solicit Expedia Travel customers for additional travel business beyond provision of the Services governed by this Agreement, nor shall TRX use information gained in the provision of the Services to compete with Expedia Travel in providing travel services.

(b) Notwithstanding the preceding section 6(a), TRX shall not be prohibited from providing services to Expedia Travel customers who contact TRX independently (other than in conjunction with Expedia Travel), or whose names appear on mailing lists developed independently of Expedia Travel or who were customers of TRX prior to the Effective Date.

(c) Expedia shall not solicit TRX personnel assigned to Expedia Travel to work for Expedia without prior written consent of senior management of TRX.

(d) Expedia personnel shall not (i) target or solicit TRX customers to provide services similar to or the same as the Services, nor (ii) use information gained pursuant to this Agreement to compete with TRX in providing services similar to or the same as the Services.

(e) Notwithstanding the preceding Section 6(d)(i), Expedia shall not be prohibited from providing services to TRX customers who contact Expedia independently, or whose names appear on mailing lists developed independent of TRX or who were customers of Expedia prior to the Effective Date.

7. Indemnification.

(a) TRX General Indemnification. TRX agrees to indemnify, defend, and hold Expedia harmless from and against any and all claims, actions, demands, and costs, including reasonable attorneys’ fees and expenses to the extent arising out of or in connection with third party claims as a result of the performance of the Services in breach, of this Agreement by TRX or its employees, independent contractors or subcontractors and agents (“TRX Indemnified Claims”). Acts for which TRX shall indemnify Expedia include, but shall not be limited to, representations or obligations undertaken on behalf of Expedia concerning the Services to customers which exceed the scope of the Services as set forth in this Agreement; any act or omission in violation of any applicable government statutes, laws, rules and regulations or industry rules and regulations; or violation of any airline’s Conditions of Carriage, tariffs, or other rules. Omissions for which TRX shall indemnify Expedia include, but shall not be limited to, failure to report reservation information accurately and promptly to ARC. Expedia reserves the right to control the defense of any TRX Indemnified Claim and to conduct all proceedings or negotiations in connection therewith, and if it so undertakes, all other proceedings or negotiations to settle or defend any such TRX Indemnified Claim shall be at Expedia’s expense, provided that (i) TRX shall have the right to approve of any settlement of any such TRX Indemnified Claim; such approval shall not be unreasonably withheld, and (ii) Expedia shall be responsible for payment of all attorneys’ fees incurred by Expedia after it has exercised its right to control the defense. TRX shall pay any and all expenses and other reasonable costs incurred by Expedia arising in connection with its obligations under this Section 7(a) promptly upon demand.

(b) Expedia General Indemnification. Expedia agrees to indemnify, defend and hold TRX harmless from and against any and all claims, actions, demands, liabilities, and costs, including reasonable attorneys’ fees and expenses, arising out of or in connection with third party claims as a result of (i) the business of Expedia Travel unless arising out of or in connection with circumstances for which TRX is indemnifying Expedia pursuant to Section 7(a) above; and (ii) any injuries to the person or property of any Expedia Travel customer while traveling on an Expedia Travel itinerary unless arising out of or in connection with the negligence of TRX (“Expedia Indemnified Claim”). TRX reserves the right to control the defense of any Expedia Indemnified Claim and to conduct all proceedings or negotiations in connection therewith, and, if it so undertakes, all other proceedings or negotiations to settle or defend any such Expedia Indemnified Claim shall be at TRX’s expense, provided that (i) Expedia shall have the right to approve of any settlement of any such Expedia Indemnified Claim, such approval shall not be unreasonably withheld, and (ii) TRX shall be responsible for payment of all attorneys’ fees incurred by TRX after it has exercised its right to control the defense. Expedia shall pay any and all expenses and other costs incurred by TRX arising in connection with its obligations under this Section 7(b) promptly upon demand.

(c) TRX Intellectual Property Indemnification.

(i) Indemnified Claims. TRX agrees to defend Expedia against, and pay the amount of any adverse final judgment or settlement to which TRX consents resulting from, any third party claim(s) (“Indemnified IP Claims”) that any TRX Tools or any portion thereof, or TRX’s provision of any services pursuant to this Agreement, infringes any third party patent, copyright, trademark or trade secret enforceable under the laws of the United States; provided that TRX is notified promptly in writing of the Indemnified IP Claim and has sole control over its defense and settlement, and Expedia provides reasonable assistance in the defense and/or settlement of such claim.

(ii) Exclusions. Notwithstanding Section 7(c)(i) above, TRX shall have no liability for any intellectual property infringement claim (including an Indemnified IP Claim) that arises as a result of (i) Expedia’s use of the TRX Tools after a reasonable time from TRX’s written notice that Expedia should cease use of the TRX Tools due to such a claim, provided TRX has delivered a non-infringing substitute that complies with applicable specifications and is capable of being deployed by Expedia; or (ii) Expedia’s combination of the TRX Tools with a non-TRX product, program or data; or (iii) Expedia’s adaptation or modification of any TRX Tool. For all claims described in clauses (i)-(iii) above of this Section 7(c)(ii), Expedia agrees to defend TRX against, and pay the amount of any adverse final judgment or settlement to which Expedia consents resulting from, such claims, provided that Expedia is notified promptly in writing of such a claim and Expedia has sole control over its defense or settlement, and TRX provides reasonable assistance in the defense and/or settlement of such claim.

(iii) TRX’s Rights in the Event of Intellectual Property Infringement Claim. In the event TRX receives information concerning an intellectual property infringement claim (including an Indemnified IP Claim) related to the TRX Tools, TRX may at its expense, without obligation to do so, either (i) procure for Expedia the right to continue to use the alleged infringing release of the TRX Tools, or (ii) replace or modify the release of the TRX Tools to make it non-infringing, and in which case, Expedia shall thereupon cease use of the alleged infringing release of the TRX Tools.

(d) Expedia Intellectual Property Indemnification.

(i) Indemnified Claims. Expedia agrees to defend TRX against, and pay the amount of any adverse final judgment or settlement to which Expedia consents resulting from, any third party claim(s) (“Indemnified IP Claims”) that the Expedia Tools or any portion thereof, or Expedia’s provision of any services pursuant to this Agreement, infringe any third party patent, copyright, trademark or trade secret enforceable under the laws of the United States; provided that Expedia is notified promptly in writing of the Indemnified IP Claim and has sole control over its defense and settlement, and TRX provides reasonable assistance in the defense and/or settlement of such claim.

(ii) Exclusions. Notwithstanding Section 7(d)(i) above, Expedia shall have no liability for any intellectual property infringement claim (including an Indemnified IP Claim) that arises as a result of (i) TRX’s use of the Expedia User Management Tools (the “Expedia Tools”) after a reasonable time from Expedia’s written notice that TRX should cease use of the Expedia Tools due to such a claim, provided Expedia has delivered a non-infringing substitute that complies with applicable specifications and is capable of being deployed by TRX; or (ii) TRX’s combination of an Expedia Tool with a non-Expedia product, program or data; or (iii) TRX’s adaptation or modification of any of the Expedia Tools. For all claims described in clauses (i)-(iii) of this Section 7(d)(ii), TRX agrees to defend Expedia against, and pay the amount of any adverse final judgment or settlement to which TRX consents resulting from, such claims, provided that TRX is notified promptly in writing of such a claim and TRX has sole control over its defense or settlement, and Expedia provides reasonable assistance in the defense and/or settlement of such claim.

(iii) Expedia’s Rights in the Event of Intellectual Property Infringement Claim. In the event Expedia receives information concerning an intellectual property infringement claim (including an Indemnified IP Claim) related to the Expedia Tools, Expedia may at its expense, without obligation to do so, either (i) procure for TRX the right to continue to use the alleged infringing release of the Expedia Tools, or (ii) replace or modify the Expedia Tools to make them non-infringing, and in which case, TRX shall thereupon cease use of the alleged infringing release of the Expedia Tools.

8. Term and Default.

(a) This Agreement shall commence as of the Effective Date, and shall continue in force until December 31,2010, unless earlier terminated by either party as provided in this Agreement or Exhibits hereto. This Agreement automatically shall be renewed for a further period of two (2) years, unless either party has notified the other party in writing at least one hundred and eighty days (180) days prior to the sixth anniversary of the Effective Date of its intent not to renew, such renewal to be subject to earlier termination as provided in this Agreement or Exhibits hereto. Any renewal pursuant to this Section shall be on the same terms and conditions as are contained in this Agreement.

(b) *

(c) This Agreement may be terminated by either party in the event the other party (the “Other Party” for the purposes of this subsection) materially fails to perform or comply with any material provision of this Agreement and fails to cure such nonperformance or non- compliance within thirty (30) days after receipt of notice thereof, assigns its rights or interest in the Agreement in contravention of Section 14(f) or suspends performance of its obligations as described in Section 14(i) or becomes insolvent or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors or if a petition under any bankruptcy act, receivership statute or the like, as they now exist or as they may be amended, is filed by the Other Party or by any third party or an application for a receiver is made by anyone and such application is not resolved favorably to the Other Party within sixty (60) days.

(d) This Agreement may be terminated by Expedia pursuant to the provisions of Section 9.

(e) Sections 2, 3(b), 3(c), 3(d), 3(f), 4, 5, 6, 7, 8(e), 8(f), 8(g), 10, 11,12, and 13 of this Agreement shall survive termination for any reason.

*        CONFIDENTIAL TREATMENT REQUESTED

(f) Upon the expiration or termination of this Agreement, other than termination by TRX because of nonpayment by Expedia which is not cured within ten (10) days after receipt of written notice sent by TRX to Expedia regarding such nonpayment, (i) TRX shall cooperate with Expedia, its subsidiaries or affiliates, to assist in the orderly transition of Services to Expedia, or as Expedia may direct, in a professional manner, with no disruption of the Services; and (ii) TRX shall remove all software and equipment provided by Expedia and shall deliver all such software and equipment to Expedia, subject to TRX’s possible option to purchase set forth in Section 8(g)(i). Upon Expedia’s request, TRX shall provide “train the trainer” training to Expedia or a third party or parties, with the cost of the TRX personnel providing the training to be paid by Expedia.

(g) In the event of termination or expiration of this Agreement:

(i) Expedia, at its option, may make available to TRX all or substantially all of the software, hardware and equipment provided by Expedia at the Facilities for purchase (in the case of hardware and equipment) or license (in the case of software). In the event Expedia offers such items for purchase or license, the price(s) therefore shall be based upon their then-current fair market value.

(ii) In addition, within sixty (60) days after the effective date of termination or expiration of this Agreement, the parties shall reconcile all accounts hereunder and TRX shall promptly refund and return to Expedia any unearned Fees, if any, and Expedia shall promptly pay to TRX any amounts that it may properly owe to TRX in accordance with this Agreement. Notwithstanding the foregoing, Expedia acknowledges that TRX may receive debit memos, chargebacks, LTA fees and other invoices after such sixty (60) day period and accordingly agrees to pay any of such amounts properly owed to TRX in accordance with this Agreement.

9. Default in Performance and Remedies. During the term of this Agreement:

(a) *

(b) *

(c) *

*        CONFIDENTIAL TREATMENT REQUESTED

(d) *

(e) *

(f) *

(g) *

(h) *

10. Confidentiality and Publicity.

(a) Expedia and TRX agree that the terms of that certain Non-Disclosure Agreement executed by the parties and dated March 21, 2001 shall be deemed incorporated herein, and further, that all terms and conditions of this Agreement shall be deemed Confidential Information as defined in such Non-Disclosure Agreement.

(b) The parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that the parties

*        CONFIDENTIAL TREATMENT REQUESTED

may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(c) TRX shall not issue any press release or advertising concerning TRX’s relationship with Expedia without Expedia’s prior written consent, except if TRX or a successor entity becomes a publicly traded company, and publicity is necessary, in the opinion of counsel, to comply with the requirements of (i) any stock exchange on which the shares of TRX or such successor entity may be listed or (ii) any law, governmental regulation or order; and even then only after making a reasonable effort to consult with Expedia as to the contents of any such publicity. The limitations in this Section 10(c) are not intended to restrict TRX’s ability to make any filings with the US Securities and Exchange Commission or similar state agencies that may be legally required if TRX or a successor entity becomes publicly traded.

11. Notices and Requests. All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are (i) deposited in the mail, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air courier, charges prepaid, with a confirming telefax; or (iii) transmitted, if transmitted by facsimile, and addressed as follows:

Notices to TRX:

TRX, INC.

6 West Druid Hills Drive

Atlanta, GA 30329

ATTN: Chief Executive Officer

*

*

With a copy to: Secretary

Notices to Expedia:

EXPEDIA, INC.

13810 SE Eastgate Way, Suite 400

Bellevue, WA 98005

ATTN: V.P. Agency Operations

*

*

With a copy to: General Counsel

or to such other address as the party to receive the notice or request so designates by written notice to the other.

12. Audit. TRX shall keep all usual and proper records relating to its compliance with the terms of this Agreement. Expedia reserves the right to, through the use of a mutually agreed to independent auditor, audit TRX’s systems and records specifically related to this

*        CONFIDENTIAL TREATMENT REQUESTED

Agreement during the term of this Agreement and for a period of three years thereafter, provided that such audit(s) shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the operations of TRX. Audit expenses shall be paid by Expedia unless material discrepancies are disclosed by the audit, in which case audit expenses shall be paid by TRX. Expedia’s audit rights referred to in this section shall be reasonable in scope, but will be of an expansive scope if Expedia’s audit reveals material discrepancies.

13. General.

(a) This Agreement shall be construed and controlled by the laws of the State of Washington, and TRX consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. Process may be served on either party by US Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by law.

(b) Neither this Agreement, nor any terms or conditions contained herein, shall be construed as creating a partnership, joint venture, agency relationship, employer/employee relationship or franchise.

(c) This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications with respect to the subject matter hereof, with the exception of the Non-Disclosure Agreement between the parties referenced herein. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of TRX and Expedia by their respective duly authorized representatives.

(d) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

(e) If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

(f) The rights and obligations hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, provided any rights or obligations hereunder shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing restriction with respect to assignment, (i) Expedia may assign this Agreement to an entity that will control a majority of the Expedia Travel business without the prior written consent of TRX and (ii) if TRX is reorganized into another form of entity with the effect that the new entity owns substantially all of the current assets and business of TRX and that the new entity is controlled (directly or indirectly) by the same person(s) as currently control TRX or if TRX effects an initial public offering of shares of its stock, this Agreement may be assigned to such new entity without prior written consent of Expedia.

(g) In any suit or action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees.

(h) The section headings herein are for the convenience of the parties and shall not be deemed to supersede or modify any provisions.

(i) If either party is unable to perform under this Agreement due to circumstances or causes beyond its control that (i) it could not by reasonable diligence have avoided and (ii) are not the same as the circumstances or causes described in Section 15, such party shall have the option, without liability, of suspending performance of its obligations under this Agreement for the duration of such contingency upon written notice to the other party. However, either party may terminate this Agreement upon written notice to the other party in the event that such other party has suspended performance of its obligations under this Agreement for more than thirty (30) days, provided however, such termination, if effected by Expedia, shall not be considered a termination of convenience.

(j) This Agreement does not constitute an offer by Expedia and shall not be effective until signed by both parties.

(k) *

14. Expedia and TRX agree that in the event that there are (i) significant economic changes in the travel industry, (ii) material changes in the scope of work contemplated by this Agreement, or (iii) global political events that significantly affect the travel industry and such changes or events significantly and adversely impact the economic terms of this Agreement, then the parties will agree in good faith to re-negotiate new economic terms for this Agreement in light of such change or event. If the parties fail to agree upon new economic terms the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, with each party bearing its own expenses with respect to the mediation. Notwithstanding the foregoing paragraph, the parties acknowledge that nothing herein shall limit in any manner the ability of either party to terminate the Agreement in accordance with Section 8(b) of the Agreement and that any such termination shall not be considered a breach of the mediation provision set forth in this paragraph.

*        CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXPEDIA, INC. 13810 SE Eastgate Way Suite 400 Bellevue, WA 98005	TRX, INC. 6 West Druid Hills Drive Atlanta, GA 30329

/s/ Robb G Krieg	/s/ Norwood H. Davis III
By:	By:

Robb A Krieg	Norwood H. Davis III
Name (print)	Name (print)

Vice President, Agency OPs	President and CEO
Title	Title

[SIGNATURE PAGE TO THE AMENDED AND RESTATED EXPEDIA, INC./TRX, INC.

SERVICE AGREEMENT.]

Appendix 1 - Grant of Rights

(a) Rights Grant. For the term of this Agreement, TRX hereby expressly grants to Expedia a non-exclusive, royalty-free right to use the software set forth on Exhibit J hereto as it may be amended from time to time (the “Licensed Software”) for the sole purpose of providing Services for Expedia.com customers. Licensed Software shall be accessible by Expedia over the Internet or in any other media (as determined by TRX in its sole discretion) as such Licensed Software is made available on a reasonable schedule determined solely by TRX. Licensed Software may become unavailable from time to time. In such an event of unavailability, TRX’s sole obligation (and Expedia’s sole remedy) shall be for TRX to use reasonable efforts to promptly correct such unavailability or other technical problems that disrupt TRX’s delivery of the Services. In no event may Expedia decompile, modify, reverse engineer, or otherwise attempt to access the source code of Licensed Software, or create derivative works thereof. Expedia’s right to use Licensed Software will automatically terminate upon the termination of the Agreement.

(b) Expedia Provider Access and Use Right. The rights granted above include the limited, terminable, right for Expedia to allow its providers to which it has outsourced its functions that require use of Licensed Software (“Expedia Providers”) the right to access and use such Licensed Software solely and for the limited purpose of such Expedia Providers providing Services for Expedia.com customers on Expedia’s behalf. This access and use right is contingent upon Expedia providing sixty (60) days prior written notice to TRX of its intent to permit access and use and the name of the Expedia Provider to whom the limited access and use right will apply, and TRX’s approval of such Expedia Provider, which shall not be unreasonably withheld. This access and use right is also contingent upon Expedia requiring all Expedia Providers to comply with the use and non-disclosure restrictions stated in this Agreement including, but not limited to, the terms set forth in the Non-Disclosure Agreement. Expedia shall be responsible for any breach of such use and non-disclosure restrictions by Expedia Providers. All access and use rights granted in this Section (b) of this Appendix shall automatically terminate upon the termination of the Agreement.

(c) Intellectual Property Rights. Except as specifically provided in this Appendix, Expedia shall not allow third parties other than Expedia Providers for whom Expedia has provided notice to TRX, to use or access Licensed Software for any purpose whatsoever. Expedia acknowledges and agrees that Expedia does not and will not have any right, title and interest in and to any Licensed Software, including any intellectual property related thereto, other than as expressly provided in this Appendix. This Appendix shall survive termination of the Agreement for any reason.

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Exhibit A - Services

TRX will provide the following travel services (the “Services”):

*

*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit B – Service Process Requirements

*

*        CONFIDENTIAL TREATMENT REQUESTED

2. SPM Goals; Consequences for Exceeding the SPM Goals: The SPM Goals (which are indicated in the table above) are in effect from the Effective Date of the Agreement through the term of the Agreement.

(a) *

(b) *

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*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit C – Fees/Costs

1.	Payment:

(a) Expedia will pay TRX on a Ticket Processing Fee, Calls Answered Fee, Email Fee and Research Fee basis in accordance with the prices and terms set forth in this Exhibit C, Section 1.

(b) Ticket Processing Fee. Expedia shall pay TRX a Ticket Processing Fee which shall be the number of Tickets issued per month multiplied by the price per Ticket based on the following table:

(1) Ticket Processing Fee

     *

(2) *

(3) *

*        CONFIDENTIAL TREATMENT REQUESTED

(5) Expedia and TRX agree to track and measure the exception processing volume associated with the Ticket Processing Fee. On an annual basis, the parties agree to review the exception processing volumes and, if necessary, to negotiate in good faith to mutually agree upon and establish exception thresholds and related pricing.

(c) Calls Answered Fee. Subject to Section 1(C)(2) of this Exhibit C, Expedia shall pay TRX a Calls Answered Fee which shall be the number of Calls answered per month multiplied by the price per Call answered based on the following table (“Calls Answered Fee”):

(1) Calls Answered Fee:

*

(2) Notwithstanding the provisions of Section 1(C)(1) of this Exhibit C, for the period from the execution date of this Amendment * the price per Call answered *

(3) TRX shall be under no obligation to answer any Calls * Calls in any given month.

(4) The Calls Answered Fee is incremental. *

(5) Expedia will guarantee TRX * offered to TRX during a given calendar month “Minimum Call Threshold”. This guarantee shall be in effect *. Should Expedia not provide that minimum level of Calls offered to TRX, for that month Expedia will pay TRX the Minimum Threshold Fee (as defined herein) multiplied by the higher of * or actual Calls Answered by TRX during the given month.

(6) Notwithstanding the provisions of Section 1(C)(7) of this Exhibit C and subject to Section 1(C)(3) of this Exhibit C, the parties agree that for every calendar month of December during the Term, Expedia will *.

(7) *

*        CONFIDENTIAL TREATMENT REQUESTED

(8) *

(d) Email Fee. Expedia shall pay TRX an Email Fee which shall be the number of emails answered (“Email”) multiplied by the price per Email based on the following table:

(1) Email Fee:

     *

(2) *

*        CONFIDENTIAL TREATMENT REQUESTED

(e) Cross-Sell Fees.

*

(f) Research Cases: *

(g) The parties will actively work together to analyze the cause of Calls, inbound emails, and CRDs (what problems or issues motivate customers to Call, email, or CRD TRX), and improve these ratios (determine and implement a strategy/process design to prevent or reduce the number of Calls, inbound emails and CRDs).

2.	Costs:

(a) Expedia shall bear the costs for the following items in connection with the Services (“Expedia Costs”):

(1) *

(2) *

(3) *

*        CONFIDENTIAL TREATMENT REQUESTED

(4) *

(b) TRX shall bear all traditional costs associated with providing the Services (‘TRX Costs”). Traditional costs are all costs that have been borne by TRX and Expedia as of the Effective Date, except for the Expedia Costs defined above and as may otherwise be set forth in the Agreement.

(c) Expedia may request reasonable changes in the scope or manner of performance of the Services being performed by TRX hereunder. Upon receipt of each such request from Expedia (a “Change Request”), TRX will evaluate the impact that the Change Request will have on the resources required by TRX to perform the Services and the amounts then payable to TRX hereunder. TRX will give an initial response to such requests to Expedia as to the results of such evaluation (a “Change Proposal”) within five (5) business days following receipt of that Change Request, unless otherwise agreed to by Expedia. If Expedia does not receive a written response to the Change Request within five (5) business days, the Change Request is deemed accepted. In the event that, upon the request of Expedia, TRX performs Services not included under this Agreement, Expedia shall bear any and all costs of such Services, including, but not limited to, technology development costs, as mutually, agreed upon by the parties. Notwithstanding the provisions of Section 3 of the Agreement, in the event TRX provides technology development to Expedia as a Service not included under this Agreement, (i) if TRX charges Expedia below the then current market rate for such Service, TRX shall own any and all intellectual property rights for such developed technology; and (ii) if TRX charges Expedia at or above the current market rate for such Service, Expedia shall own any and all intellectual property rights for such developed technology.

(d) Notwithstanding the requirements of Section l(j) of the Agreement, TRX agrees, at no charge, to annually provide to and ensure that, all its employees and Expedia-permitted contractors and subcontractors performing any Services hereunder, agree to ‘ undertake and successfully complete a minimum of * of training to prepare TRX to provide the Services outlined in this Agreement (the “Minimum Annual Training”). * per quarter of the aforementioned * of training shall, if needed, be specifically related to enhancements to Expedia’s products and services which materially change the services provided by TRX. In the event that TRX determines that additional training is needed, due to Expedia enhancements which materially change the services provided by TRX, TRX shall provide to Expedia, for review and approval, a proposed training plan, including a detailed description of the content of such training and the time required to conclude such training (“TRX Training Request”). Expedia may request that TRX provide specific training in addition to the Minimum Annual Training (“Expedia Training Request”). Upon receipt of an Expedia Training Request, TRX will evaluate the Expedia Training Request and provide a written proposal to Expedia as to the scope of the training, training schedule, and hours required to provide such training. Expedia agrees to provide the necessary training materials, for limited duplication, upon request by TRX and

*        CONFIDENTIAL TREATMENT REQUESTED

following Expedia approval, to be used by TRX to provide training. Expedia agrees to pay TRX * for any training provided by TRX under a TRX Training Request approved and accepted by Expedia, or an Expedia Training Request approved and accepted by TRX

(e) *

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*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit D - Expedia Policies

*

*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit E - TRX Deliverable

In addition to the Services to be provided by TRX pursuant to Section 1 and Exhibit A of this Agreement, TRX shall provide the following:

*

*

*

*

*

*

*

*

*

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*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit F - TRX Reporting Requirements

TRX shall provide Expedia with data and reporting, including but not limited to, data elements as specified below, and any other data or reporting that Expedia may reasonably ask for during the term of this Agreement. TRX agrees to provide sample data and reporting prior to implementation as requested by Expedia. Any such requested data and reporting shall be approved by Expedia prior to implementation, which approval shall not be unreasonably withheld.

1. Daily Call Data. TRX shall archive daily phone statistics from 12:00 a.m.-12:00 a.m. daily. The month’s complete daily archive data will be made available to Expedia within five (5) business days from the end of each calendar month, per an electronic file format to be provided by Expedia.

*

2. TRX shall archive monthly phone statistics. The month’s complete daily archive data will be made available to Expedia within five (5) business days from the end of each calendar month, per an electronic file format to be provided by Expedia.

*

*        CONFIDENTIAL TREATMENT REQUESTED

3. Incident Reports. All issues and escalations generated by TRX, will be tracked/traced using a numerical code and procedure to be provided by Expedia. On an exception basis, Expedia may require TRX to track specific incident types. Such information may include, but not be limited to, customer name, phone number, system configuration information and incident description.

4. Additional Reports. In addition to the reports described above, TRX shall provide the following reports to Expedia as specified by the table below and in accordance with the Report Delivery Schedule below. The parties acknowledge and agree that the type, format, and due date of the Reports will be jointly developed by TRX and Expedia and are subject to change and that the parties will work together to mutually agree upon such changes.

*

*        CONFIDENTIAL TREATMENT REQUESTED

5. Business Reviews. TRX shall organize and present monthly and quarterly business reviews for Expedia. The agenda and expectations will be based on input from Expedia. In general, these meetings will include a TRX performance review, continuous improvement projects, management status reviews, cost reduction initiatives and other operational areas and issues. At a minimum, TRX shall include:

•	Performance reviews by product; air, car, hotel reservations

•	Highlights and Lowlights

•	Performance against goals and metrics

•	Help Needed from Expedia

•	Priorities

•	Project Updates (i.e., Quality Initiatives, Tool training, etc.)

•	Update from last business review

•	Appendix with support data (as necessary)

Quarterly expectations:

•	Held the month following the Expedia Fiscal Quarter End (Jan, April, July, Oct)

•	Formal presentation shall be delivered in Bellevue, WA.

•	Audience: Expedia Customer Service Management and Operations Managers

•	Soft copies of presentation shall be made available five (5) business days prior to meeting.

Monthly expectations:

•	Held each month for the previous months’ activity

•	Informal presentation, held via teleconference

•	Audience: Customer Service Management.

•	Soft copies of presentation shall be made available two (2) business days prior to meeting

Expedia Report Obligations

Expedia will provide TRX with the following reports. Additional reports may be requested by TRX and will be jointly developed by TRX and Expedia.

1.	*

2.	*

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*        CONFIDENTIAL TREATMENT REQUESTED

Exhibit G - Rules for Use of Expedia’s Name

TRX’s use of Expedia’s name pursuant to the provisions of Section 3(a) of the Agreement is further conditioned upon the following restrictions:

(1) Restricted Use of Mark. TRX is not entitled to use the name “Expedia” on, without limitation, signage, letterhead, business cards, in advertising, telephone directory listings, invoices or on any other materials connected to TRX’s business and business practices, except for those materials designed and approved by Expedia. TRX is not entitled either by implication or otherwise to any title in the Expedia trademarks, service marks, trade names, logos or symbols. TRX agrees to comply with guidelines for use of the name “Expedia” as may be prescribed by Expedia from time to time. TRX agrees not to form a company, commercial organization, firm or legal entity with a name incorporating as part of its name the word “Expedia” or any similar word and not to apply for any registration of or to claim any rights in the word “Expedia” or any similar word as a trade name, trademark or service mark.

(2) Quality Requirements. TRX agrees that use of Expedia’s name for answering incoming telephone calls from, making outbound callbacks to, and providing travel documents to Expedia Travel customers pursuant to providing Services, as permitted under the Agreement will be at the same level of quality previously established by and as prescribed from time to time by Expedia and will be at least commensurate with industry standards.

(3) Reservation of Rights. All rights not expressly granted are reserved by Expedia.

(4) No Prejudice of Rights. TRX agrees not to take any action or fail to take action which would prejudice the rights of Expedia in the name “Expedia” or any other trademark, service mark, logo, trade name or symbol of Expedia, Inc.

(5) Protection of Trademarks. Service Marks, Logos and Trade Names. TRX agrees to report to Expedia, as soon as possible after it comes to TRX’s notice, any suspected infringement or disparaging use of the “Expedia” trade name or any trade name, trademark, service mark, logo, or symbol owned by Expedia.

(6) Misuse. This Agreement may be terminated immediately if TRX misuses (including, but not limited to, infringement, disparagement and dilution) the name Expedia or any other trademark, service mark, logo, trade name or symbol of Expedia.

(7) No Further Conveyances. TRX shall not assign, transfer or sublicense the rights granted in the Agreement or this Exhibit G (or any right granted herein) in any manner, except as specifically provided in this Agreement.

EXHIBIT H - Certificate of Insurance

[Certificate of Insurance to be attached to final agreement]

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EXHIBIT I - ACKNOWLEDGMENT

[TRX standard employee confidentiality agreement to be attached to final agreement, together with the following form of acknowledgment.]

Acknowledgment

As a condition to having the opportunity to perform services in connection with the Expedia service,                                  [Fill in Employee’s name]                                  (“Employee”) hereby acknowledges and agrees that all nonpublic information Employee learns about Expedia, Inc. (“Expedia”) and its business, Expedia Travel, in the course of Employee’s employment with TRX, Inc. (‘TRX”) is considered to be “Confidential Information” under the Agreement between Employee and TRX and Employee shall keep such information confidential pursuant to the terms of such Agreement and for five (5) years after Employee acquires or learns such Confidential Information.

Such Confidential Information shall include, without limitation, information relating to released or unreleased Expedia software or hardware products or services, the marketing or promotion of any Expedia product or service, Expedia’s business policies or practices, and information Expedia receives from others that Expedia is required to keep confidential. Confidential Information shall not include any information that (i) is or subsequently becomes publicly available without Employee’s breach of any obligation owed to TRX or Expedia, (ii) became known to Employee prior to TRX’s or Expedia’s disclosure of such information to Employee, (iii) became known to Employee from a source other than TRX or Expedia other than by a breach of an obligation of confidentiality owed to TRX or Expedia, or (iv) is independently developed by Employee.

DATED: _____________

(Signature)

(Print Name)

EXHIBIT J - LICENSED SOFTWARE

1. *

2. *

3. *

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*        CONFIDENTIAL TREATMENT REQUESTED